Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson (805) 563-6816
Investors:	Thomas Rice (805) 563-7188
Diana Takvam (805) 563-6883

Tenet To Cooperate With New Document Request

Oct. 31, 2003 — Tenet Healthcare Corporation (NYSE: THC) announced today that it will voluntarily cooperate with a new request for documents from the U.S. Attorney’s office in Los Angeles, primarily regarding certain cardiac physician arrangements, coronary procedures and billing practices at three Los Angeles-area hospitals owned by Tenet subsidiaries.  The three are Centinela Hospital Medical Center, Daniel Freeman Memorial Hospital and USC University Hospital.

Last July, Tenet disclosed that it had received administrative subpoenas from the U.S. Attorney in Los Angeles seeking information primarily about physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries, including Centinela and Daniel Freeman.  The new request for documents came Thursday afternoon, after a Tenet representative met with the U.S. Attorney’s office and agreed to provide documents and cooperate with the government’s inquiry.

Tenet said it will promptly assemble the requested information, which includes broad categories of documents and records from 1998 to the present.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,424 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.